SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

Current Report Pursuant

to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  December 22, 2004

Winthrop Residential Associates II, A Limited Partnership

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

2-81033	04-2782016

(Commission File Number)

(I.R.S. Employer Identification No.)

7 Bulfinch Place, Suite 500, P.O. Box 9507, Boston, Massachusetts	02114
(Address of Principal Executive Offices)	(Zip Code)

(617) 570-4600
(Registrant’s Telephone Number, Including Area Code)

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFTR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.  Completion of Acquisition or Disposition of Assets

At the close of business on December 21, 2004, Winthrop Residential Associates II, A Limited Partnership (the “Partnership”) had received consent from holders of units of limited partnership interest in the Partnership holding approximately 73.63% of the outstanding units of limited partnership interest voting for adoption of that certain Agreement and Plan of Merger (the “Merger Agreement”), dated October 21, 2004, by and among ERI/RES II LLC (“Parent”), ERG/RES II Merger Sub Limited Partnership (“Merger Subsidiary”), the Partnership, One Winthrop Properties, Inc., Linnaeus-Hawthorne Associates Limited Partnership and ERI/RES II GP LLC (which was filed as an exhibit to the Partnership’s Form 8-K filed with the Securities and Exchange Commission on October 27, 2004), and approving the merger (the “Merger”) of Merger Sub into the Partnership with the Partnership being the surviving entity.  As a result, on December 22, 2004 the parties to the Merger Agreement consummated the Merger and the limited partners of the Partnership, other than affiliates of Parent and dissenting limited partners, are entitled to receive $320 of cash consideration (the “Merger Consideration”) in exchange for each unit of limited partnership interest in the Partnership.  Limited partners in the Partnership will also be receiving a distribution from the Partnership’s cash reserves which is expected to be approximately $60 per limited partnership unit (the “Distribution Payment”).

Winthrop Financial Associates, A Limited Partnership has been retained as the disbursing agent and will shortly forward to each limited partner in the Partnership, other than affiliates of Parent and dissenting limited partners, a letter of transmittal advising each such limited partner of the effectiveness of the Merger and the procedures for obtaining the Merger Consideration.  Upon receipt of a duly completed and validly executed letter of transmittal from each such limited partner, the disbursing agent will forward the Merger Consideration to such limited partner.  The disbursing agent also will distribute the Distribution Payment to each limited partner in the Partnership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized on this 22nd day of December, 2004.

WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP

By:	ONE WINTHROP PROPERTIES, INC.
Managing General Partner

	By:	/s/	Carolyn Tiffany
Carolyn Tiffany
Chief Operating Officer